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                                                                  EXHIBIT 10.6.2

                                                               February 29, 2000
                                                                           05/98

                            FIRST AMENDMENT TO LEASE



I. PARTIES AND DATE.

        This First Amendment to Lease (the "First Amendment") dated 2/29, 2000, is by and between THE IRVINE COMPANY ("Landlord"), and EXULT, INC., a Delaware corporation, formerly known as BPO-US, INC., a Delaware corporation ("Tenant").

II. RECITALS.

        On June 28, 1999, Landlord and Tenant entered into an office space lease ("Lease") for space in a building located at 4 Park Plaza, Suite 350, Irvine, California ("Premises").

        Landlord and Tenant each desire to modify the Lease to change the location of the Premises to Suite 1000 comprising approximately 22,529 rentable square feet of space on the tenth (10th) floor of the Building, extend the Lease Term, adjust the Basic Rent, and make such other modifications as are set forth in "Ill. MODIFICATIONS" next below.

III. MODIFICATIONS.

        A. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

                1. Effective as of the Commencement Date for Suite 1000, Item 2 shall be amended by deleting "Suite 350" therefrom and substituting "Suite 1000" in lieu thereof.

                2. Item 4 is hereby amended by adding the following.

                        "Estimated Commencement Date for Suite 1000: June 1,
2000"

                3. Item 5 is hereby deleted in its entirety and the following shall be substituted in lieu thereof:

                        "5. Lease Term: The Term of this Lease shall expire thirty-six (36) months following the Commencement Date for Suite 1000, plus such additional days as may be required to cause this Lease to terminate on the final day of the calendar month."

                4. Effective as of the Commencement Date for Suite 1000, Item 6 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                        "6. Basic Rent: Fifty-Eight Thousand Five Hundred Seventy-Five Dollars ($58,575.00) per month.

                        Rental Adjustments: Commencing twelve (12) months following the Commencement Date for Suite 1060, the Basic Rent shall be Sixty Thousand Eight Hundred Twenty-Eight Dollars ($60,828.00) per month.


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                        Commencing twenty-four (24) months following the
                        Commencement Date for Suite 1000, the Basic Rent shall be Sixty-Three Thousand Eighty-One Dollars ($63,081.00) per month."

                5. Effective as of the Commencement Date for Suite 1000, Item 8 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                        "8. Floor Area of Premises: approximately 22,529 rentable square feet."

                6. Effective as of the Commencement Date for Suite 1000, Item 12 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                        "12. Parking: Forty (40) unreserved vehicle parking spaces."

                7. Effective as of the Commencement Date for Suite 1000, Item 13 shall be amended by deleting "Suite 350" therefrom and substituting "Suite 1000" in lieu thereof.

        B. Operating Expenses. Notwithstanding any contrary provision in the Lease, Landlord hereby agrees that Tenant shall not be obligated to reimburse Landlord for Operating Expenses accruing during the twelve (12) month period following the Commencement Date for Suite 1000.

        C. Floor Plan of Premises. Effective as of the Commencement Date for Suite 1000, Exhibit A attached to the Lease is deleted and is substituted by the Revised Exhibit A attached to this First Amendment.

        D. Parking.

                (a) Effective as of the Commencement Date for Suite 1000,
                    Section 6.4 of the Lease shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                "SECTION 6.4. PARKING. Landlord hereby leases to Tenant, and Tenant hereby agrees to lease from Landlord for the Term of this Lease, the number of vehicle parking spaces set forth in Item 12 of the Basic Lease Provisions (the "Committed Stalls"). The parking spaces shall be provided in accordance with the provisions set forth in Exhibit C to this Lease."

                (b) Landlord agrees that up to seven (7) of Tenant's Committed
                    Stalls may be converted by Tenant to reserved stalls (the "Converted Reserved Stalls") by providing written notice of such election to Landlord at any time during the initial six
                    (6) months following the Commencement Date for Suite 1000 (the "Parking Election Period"). Tenant acknowledges that, if such written notice of election is not delivered to Landlord within the Parking Election Period, then the conversion of those seven (7) Committed Stalls to reserved stalls shall be subject to the month to month availability of such reserved stalls as determined by Landlord. In addition to the Committed Stalls, Tenant shall have the right to lease up to thirty-seven


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                (37) additional unreserved parking spaces (the "Additional
                Unreserved Stalls") by providing written notice to Landlord at any time during the Parking Election Period. Notwithstanding the provisions of Exhibit C to the Lease, Landlord agrees that the stall charges payable by Tenant during the initial thirty-six
                (36) months following the Commencement Date for Suite 1000 shall be: (i) Fifty Dollars ($50.00) per month per for each of the Committed Stalls; (ii) One Hundred Twenty-Five Dollars ($125.00) per month for each Converted Reserved Stall leased by Tenant during the Parking Election Period; and (iii) Fifty Dollars ($50.00) per month for each Additional Unreserved Stall leased by Tenant during the Parking Election Period. Tenant understands and agrees that any Converted Reserved Stalls and any Additional Unreserved Stalls leased by Tenant after the Parking Election Period shall be subject to the month to month availability of such stalls as determined by Landlord and shall be at Landlord's scheduled parking rates from time to time.

        E. Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for Suite 1000 in accordance with the provisions of Exhibit X, Work Letter, attached hereto.

        F. Right to Extend this Lease. Provided that Tenant is not in default under any provision of this Lease at the time of exercise of the extension right granted herein, and provided further that Tenant is occupying the entire Premises and has not assigned or sublet any of its interest in this Lease, Tenant may extend the Term of this Lease for one (1) period of thirty-six (36) months. Tenant shall exercise its right to extend the Term by and only by delivering to Landlord. not less than ten (10) months or more than twelve (12) months prior to the expiration date of the Term, Tenant's written notice of its irrevocable commitment to extend (the "Commitment Notice"). Should Tenant fail timely to deliver the Commitment Notice, then this extension right shall thereupon lapse and be of no further force or effect. The Basic Rent payable under the Lease during the extension of the Term shall be at the prevailing market rental rate (including periodic adjustments) for comparable and similarly improved space within the Building as of the commencement of the extension period, as determined by Landlord based on a reasonable extrapolation of its then-current leasing rates. Promptly following receipt of the Commitment Notice, Landlord shall prepare an appropriate amendment to the Lease memorializing the extension of the Term in accordance with the foregoing, and Tenant shall duly execute and return same to Landlord within fifteen (15) days. Should Tenant fail timely to execute and deliver the amendment, then Landlord may, at its sole written election, either specifically enforce the Commitment Notice or extinguish Tenant's right to extend the Term. Should Landlord elect the latter, then this Lease shall terminate upon the scheduled date of expiration and Tenant's rights under this paragraph shall be of no further force or effect. Any attempt to assign or transfer any right or interest created by this paragraph shall be void from its inception. Tenant shall have no other right to extend the Term beyond the single thirty-six (36) month extension created by this paragraph. Unless agreed to in a writing signed by Landlord and Tenant, any extension of the Term, whether created by an amendment to this Lease or by a holdover of the Premises by Tenant, or otherwise, shall be deemed a part of, and not in addition to, any duly exercised extension period permitted by this paragraph. Time is specifically made of the essence of this paragraph.


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        G. Commencement Date for Suite 1000. Subject to the provisions of
Paragraph H, the Lease Term for Suite 1000 shall commence ("Commencement Date for Suite 1000") fourteen (14) days following the date Suite 1000 is ready for occupancy as described in Paragraph H, or, if earlier, upon the date that Tenant commences its business operations in Suite 1000. It is understood that Tenant shall be afforded full access to Suite 1000 during that fourteen (14) day period for the purpose of installing its furniture, fixtures and equipment therein, all without any rental obligation but subject to the other provisions of this Lease. Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord the actual Commencement Date for Suite 1000 and the expiration date ("Expiration Date") of the Lease.

        H. Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of Suite 1000 to Tenant on or before the Estimated Commencement Date for Suite 1000 as set forth hereinabove, this First Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent and the Commencement Date for Suite 1000 shall not occur until fourteen (14) days after Suite 1000 is in fact tendered to Tenant ready for occupancy as defined below, except that if Landlord's failure to so deliver possession is delayed as the result of any action or inaction by Tenant (including without limitation any Tenant Delay ("Tenant Delay") as described in the Work Letter attached to this First Amendment), then the Commencement Date for Suite 1000 shall be deemed to have occurred, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), fourteen (14) days following the date Landlord would have been able to deliver Suite 1000 to Tenant but for Tenant's delay(s). Suite 1000 shall be deemed ready for occupancy only if and when Landlord, to the extent applicable, (a) has put into operation all building services essential for the use of Suite 1000 by Tenant, (b) has provided reasonable access to Suite 1000 for Tenant so that they may be used without unnecessary interference, (c) has substantially completed all the work required to be done by Landlord in this First Amendment, and (d) has obtained requisite government approvals to Tenant's occupancy. Notwithstanding anything to the contrary contained in this Paragraph H, but subject to the terms and conditions hereinafter provided, if for any reason other than Tenant Delays or other matters beyond Landlord's reasonable control, the actual Commencement Date for Suite 1000 has not occurred by the date that is one hundred eighty (180) days following Tenant's approval of final construction drawings and pricing for the tenant improvement work, then Tenant may, by written notice to Landlord given at any time thereafter but prior to the actual occurrence of the Commencement Date for Suite 1000, elect to terminate this First Amendment. Notwithstanding the foregoing, if at any time during the construction period, Landlord reasonably believes that the Commencement Date for Suite 1000 will not occur on or before one hundred eighty (180) days following Tenant's approval of final construction drawings and pricing for the tenant improvement work, Landlord may notify Tenant in writing of such fact and of a new outside date on or before which the Commencement Date for Suite 1000 will occur, and Tenant must elect within ten (10) days of receipt of such notice to either terminate this First Amendment or waive its right to terminate this First Amendment provided the Commencement Date for Suite 1000 occurs on or prior to the new outside date established by Landlord in such notice to Tenant. Tenant's failure to elect to terminate this First Amendment within such ten (10) day period shall be deemed Tenant's waiver of its right to terminate this First Amendment as provided in this


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paragraph as to the previous outside date, but not as to the new outside date established by said notice.

        I. Termination of Suite 350. Landlord and Tenant agree that the rights and obligations of the parties under the Lease with respect to Suite 350 shall terminate in their entirety, effective as of midnight on the day preceding the Commencement Date for Suite 1000, provided that such termination shall not relieve Tenant of (a) any accrued obligation or liability under the Lease with respect to Suite 350 as of said termination date, or (b) any obligation under the Lease with respect to Suite 350 which was reasonably intended to survive the expiration or earlier termination thereof. Tenant understands and agrees that it shall completely vacate Suite 350 by midnight on the day preceding the Commencement Date for Suite 1000 and shall remove all property therefrom in accordance with the provisions of Section 15.3 of the Lease.

        J. Monument Signage. It is understood that Landlord is presently seeking approval from the City of Irvine for the installation of an additional monument sign at the Building. If and when Landlord installs such monument sign, Tenant shall have the right to install nonexclusive signage, which signage shall consist only of the name "Exult" or "Exult, Inc." The type, location and design of such signage shall be subject to the prior written approval of Landlord and the City of Irvine. Fabrication, installation, insurance, and maintenance of such signage shall be at Tenant's sole cost and expense. Tenant understands and agrees that it shall use Landlord's designated contractor for installing the monument signage. Should Tenant fail to have the monument signage installed within nine (9) months of receipt of approval of the construction thereof by the City of Irvine, then Tenant's right to install same thereafter shall be deemed null and void. Except for the foregoing, no sign, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Premises without the prior consent of Landlord. Tenant's signage right shall belong solely to Exult, Inc., a Delaware corporation and may not be transferred or assigned without Landlord's prior written consent, which may be withheld by Landlord in Landlord's sole discretion. In the event Tenant, exclusive of any subtenant(s), fails to occupy the entire tenth (10th) floor of the Building, then Tenant shall, within thirty
(30) days following notice from Landlord, remove the monument signage at Tenant's expense. Tenant shall also remove such signage promptly following the expiration or earlier termination of the Lease. Any such removal shall be at Tenant's sole expense, and Tenant shall bear the cost of any resulting repairs to the monument that are reasonably necessary due to the removal.

        K. Right of First Offer. Provided Tenant is not then in default hereunder, Landlord hereby grants Tenant a one-time right ("First Right") to lease any space which may become available for lease on the ninth (9th) floor of the Building ("First Right Space") in accordance with and subject to the provisions of this Paragraph; provided, however, that this First Right shall cease to be effective during the final twelve (12) months of the Term, as the Term may have been extended by Tenant pursuant to Paragraph G above. At any time after the date of this First Amendment, but prior to leasing the first Right Space, or any portion thereof, to any other party, Landlord shall give Tenant written notice of the basic economic terms including but not limited to the Basic Rent, term, operating expense base, security deposit, and tenant improvement allowance (collectively, the "Economic Terms"), upon which Landlord is willing to lease such particular First Right Space to Tenant or to a third party; provided that the Economic Terms shall


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exclude brokerage commissions and other Landlord payments that do not directly inure to the tenant's benefit. It is understood that should Landlord intend to lease other space in addition to the First Right Space as part of a single transaction, then Landlord's notice shall so provide and all such space shall collectively be subject to the following provisions. Within five (5) business days after receipt of Landlord's notice, Tenant must give Landlord written notice pursuant to which Tenant shall elect to (i) lease all, but not less than all, of the space specified in Landlord's notice (the "Designated Space") upon such Economic Terms and the same non-Economic Terms as set forth in this Lease;
(ii) refuse to lease the Designated Space, specifying that such refusal is not based upon the Economic Terms, but upon Tenant's lack of need for the Designated Space, in which event Landlord may lease the Designated Space upon any terms it deems appropriate; or (iii) refuse to lease the Designated Space, specifying that such refusal is based upon said Economic Terms, in which event Tenant shall also specify revised Economic Terms upon which Tenant shall be willing to lease the Designated Space. In the event that Tenant does not so respond in writing to Landlord's notice within said period, Tenant shall be deemed to have elected clause (ii) above. In the event Tenant gives Landlord notice pursuant to clause
(iii) above, Landlord may elect to either (x) lease the Designated Space to Tenant upon such revised Economic Terms and the same other non-Economic Terms as set forth in this Lease, or (y) lease the Designated Space to any third party upon Economic Terms which are not materially more favorable to such party than those Economic Terms proposed by Tenant. Should Landlord so elect to lease the Designated Space to Tenant, then Landlord shall promptly prepare and deliver to Tenant an amendment to this Lease consistent with the foregoing, and Tenant shall execute and return same to Landlord within ten (10) days. Tenant's failure to timely return the amendment shall entitle Landlord to specifically enforce Tenant's commitment to lease the Designated Space, to lease such space to a third party, and/or to pursue any other available legal remedy. Notwithstanding the foregoing, it is understood that Tenant's First Right shall be subject to any extension or expansion rights granted by Landlord to any existing third party tenant in the Building, and to any extension or expansion rights granted by Landlord to any third party tenant occupying the First Right Space or any portion thereof, and in no event shall any such First Right Space be deemed available for leasing until the existing tenant thereof shall have vacated the First Right Space. Tenant's rights under this Paragraph shall belong solely to Exult, Inc., a Delaware corporation and may not be assigned or transferred by it. Any attempted assignment or transfer shall be void and of no force or effect.

        L. Space Planning and Substitution. Notwithstanding any contrary provision in Section 7.6 of the Lease, Landlord agrees that provided Tenant is occupying the entire tenth (10th) floor of the Building, it shall not enforce the provisions of said Section 7.6 during the initial thirty-six (36) month period following the Commencement Date for Suite 1000.

        M. Additional Security Deposit/Rent Credit. Section 4.4 of the Lease entitled "Additional Security Deposit/Rent Credit" is hereby amended by deleting the second sentence therefrom and substituting the following in lieu thereof:

                "In the event that Tenant is not then in default under the Lease at any time, and provided further that Tenant has not at any time been more than ten (10) days late with respect to any payments of rent due under the Lease, Landlord shall return the Additional Security Deposit to Tenant in the form of credits in the amount of


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                Twenty-Five Thousand Dollars ($25,000.00) against the Basic Rent payable for July, 2000, Twenty-Five Thousand Dollars
                ($25,000.00) against the Basic Rent payable for July, 2001, and One Thousand One Hundred Fifty-Six Dollars ($1,156.00) against the Basic Rent payable for July, 2002."

IV. GENERAL.

        A. Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

        B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in "III. MODIFICATIONS" above and can be changed only by a writing signed by Landlord and Tenant.

        C. Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

        D. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

        E. Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

        F. Attorneys' Fees. The provisions of the Lease respecting payment of attorneys' fees shall also apply to this Amendment.


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V. EXECUTION.

        Landlord and Tenant executed this Amendment on the date as set forth in "I. PARTIES AND DATE." above.

LANDLORD:                                   TENANT:

THE IRVINE COMPANY                          EXULT, INC.

By:                                         By:
   --------------------------------            ---------------------------------
   William R. Halford, President,              Title:
   Irvine Office Company                             ---------------------------
   a division of The Irvine Company


By:                                         By:
   --------------------------------            ---------------------------------
   Vincent P. Hayes                            Title:
   Assistant Secretary                               ---------------------------


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                                    EXHIBIT A

                           DIAGRAM OF JAMBOREE CENTER

                                  4 PARK PLAZA

                                   TENTH FLOOR

                                    EXHIBIT X

                                   WORK LETTER

                                DOLLAR ALLOWANCE

                            [SECOND GENERATION SPACE]

The Tenant Improvement work (herein "Tenant Improvements") shall consist of any work required to complete Suite 1000 pursuant to plans and specifications approved by both Landlord and Tenant. All of the Tenant Improvement work shall be performed in accordance with the procedures below by a contractor selected on the basis of a competitive bidding process involving three (3) general contractors designated by Landlord.

I. ARCHITECTURAL AND CONSTRUCTION PROCEDURES

        A. Tenant and Landlord have approved, or shall approve within the time period set forth below, a detailed space plan for Suite 1000, prepared by Landlord's architect, which includes interior partitions, ceilings, interior finishes, interior office doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements ("Preliminary Plan"). Landlord agrees that the Preliminary Plan may include plans for a computer room, provided that such room shall be subject to specifications approved by Landlord and provided further that Landlord may elect to require Tenant to return any such portion of the Premises to building standard condition at Tenant's sole expense upon the expiration or earlier termination of the Lease. Tenant shall approve or disapprove the Preliminary Plan by signing copies of the appropriate instrument and delivering same to Landlord within three (3) business days of its receipt by Tenant. If Tenant disapproves any matter, Tenant shall specify in detail the reasons for disapproval and Landlord shall attempt to modify the Preliminary Plan to incorporate Tenant's suggested revisions in a mutually satisfactory manner. Notwithstanding the foregoing, however, Tenant shall approve in all respects a Preliminary Plan not later than March 13, 2000 ("Plan Approval Date").

        B. On or before the Plan Approval Date, Tenant shall provide in writing to Landlord or Landlord's Architect all specifications and information requested by Landlord for the preparation of final construction documents and costing, including without limitation Tenant's final selection of wall and floor finishes, complete specifications and locations (including load and HVAC requirements) of Tenant's equipment, and details of all improvements to be installed in Suite 1000 (collectively, "Programming Information"). Tenant's failure to provide the Programming Information by the Plan Approval Date shall constitute a Tenant Delay for purposes of this First Amendment. Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the


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           Programming Information, and accordingly that such information must be accurate and complete.

        C. Upon Tenant's approval of the Preliminary Plan and delivery of the complete Programming Information, Landlord's architect and engineers shall prepare and deliver to Tenant working drawings and specifications ("Working Drawings and Specifications") for the Tenant Improvements. Tenant shall have five (5) working days from the receipt thereof to approve or disapprove the Working Drawings and Specifications. Tenant shall not unreasonably withhold or delay its approval, and any disapproval or requested modification shall be limited to items not contained in the approved Preliminary Plan. Should Tenant disapprove the Working Drawings and Specifications, such disapproval shall be accompanied by a detailed list of revisions, Any revision requested by Tenant and accepted by Landlord shall be incorporated into a revised set of Working Drawings and Specifications, and Tenant shall approve same in writing within five
           (5) business days of receipt without further revision. Upon Tenant's approval of the Working Drawings and Specifications, Landlord shall cause the same to be competitively bid as provided above. The lowest responsible bid shall, unless otherwise agreed by the parties, be deemed the "Final Cost Estimate" for the construction of the Tenant Improvements. In no event shall Tenant disapprove the Final Cost Estimate if it does not exceed the approved Preliminary Cost Estimate. Should Tenant disapprove the Final Cost Estimate, such disapproval shall be accompanied by a detailed list of revisions. Any revision requested by Tenant and accepted by Landlord shall be incorporated by Landlord's architect into a revised Final Cost Estimate, and Tenant shall approve same in writing within three (3) business days of receipt without further revision. Tenant's failure to comply in a timely manner with any of the requirements of this paragraph shall constitute a Tenant Delay. Without limiting the rights of Landlord for Tenant Delays as set forth herein, in the event Tenant has not approved both the Working Drawings and Specifications and the Final Cost Estimate within ninety (90) days following the date of this First Amendment, then Landlord may, at its option, elect to terminate this First Amendment by written notice to Tenant. In the event Landlord elects to effect such a termination, Tenant shall, within ten (10) days following demand by Landlord, pay to Landlord any costs incurred by Landlord in connection with the preparation or review of plans, construction estimates, price quotations, drawings or specifications under this Work Letter and for all costs incurred in the preparation and execution of this First Amendment, including any leasing commissions.

        D. In the event that Tenant requests in writing a revision in the approved Working Drawings and Specifications ("Change"), then provided such Change is acceptable to Landlord, Landlord shall advise Tenant by written change order as soon as is practical of any increase in the Completion Cost and/or any Tenant Delay such Change would cause. Tenant shall approve or disapprove such change order in writing within two (2) business days following its receipt from Landlord. Tenant's approval of a Change shall be accompanied by Tenant's payment of any


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           resulting increase in the Completion Cost. It is understood that
           Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant's approval of a change order.

        E. It is understood that the Preliminary Plan and the Working Drawings and Specifications, together with any Changes thereto, shall be subject to the prior approval of Landlord. Landlord shall identify any disapproved items within three (3) business days (or two (2) business days in the case of Changes) after receipt of the applicable document. In lieu of disapproving an item, Landlord may approve same on the condition that Tenant pay to Landlord, prior to the start of construction and in addition to all sums otherwise due hereunder, an amount equal to the cost, as reasonably estimated by Landlord, of removing and replacing the item upon the expiration or termination of the Lease. Should Landlord approve work that would necessitate any ancillary Building modification or other expenditure by Landlord, then except to the extent of any remaining balance of the "Landlord's Contribution" as described below, Tenant shall, in addition to its other obligations herein, promptly fund the cost thereof to Landlord.

        F. Notwithstanding any provision in the First Amendment or this Work Letter to the contrary, if Tenant fails to comply with any of the time periods specified in this Work Letter, fails otherwise to approve or reasonably disapprove any submittal within three (3) business days, fails to approve in writing the Preliminary Plan for the Tenant Improvements by the Plan Approval Date, fails to provide all of the Programming Information requested by Landlord by the Plan Approval Date, fails to approve in writing the Working Drawings and Specifications and the Final Cost Estimate within the time provided herein, requests any Changes, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements (including without limitation by specifying materials that are not readily available) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Work Letter as a "Tenant Delay"), then Tenant shall bear any resulting additional construction cost or other expenses, and the Commencement Date for Suite 1000 shall be deemed to have occurred for all purposes, including Tenant's obligation to pay rent, as of the date Landlord reasonably determines that it would have been able to deliver Suite 1000 to Tenant but for the collective Tenant Delays. In no event, however, shall such date be earlier than the Estimated Commencement Date for Suite 1000 as set forth in the First Amendment. Should Landlord determine that the Commencement Date for Suite 1000 should be advanced in accordance with the foregoing, it shall so notify Tenant in writing. Landlord's determination shall be conclusive unless Tenant notifies Landlord in writing, within five
           (5) business days thereafter, of Tenant's election to contest same by arbitration with JAMS/ENDISPUTE pursuant to Section 14.7(b) of the Lease. Pending the outcome of such arbitration proceedings, Tenant shall make timely payment of all rent due under this First Amendment based upon the Commencement Date for Suite 1000 as set forth in the aforesaid notice from Landlord.


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        G. Tenant hereby designates Patty Furuya, Telephone No. (949) 809-8732, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

II. COST OF TENANT IMPROVEMENTS

        A. Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the approved Final Cost Estimate (subject to the provisions of this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant. Landlord shall pay towards the final constructions costs ("Completion Cost") as incurred a maximum of Two Hundred Thirty-One Thousand Eight Hundred Four Dollars ($231,804.00) ("Landlord's Contribution"), based on $12.00 per usable square foot of Suite 1000, and Tenant shall be fully responsible for the remainder ("Tenant's Contribution"). Landlord agrees that if the actual cost of completion of the Tenant Improvements is less than the maximum amount provided for the Landlord's Contribution, than at any time following the Commencement Date for Suite 1000 but prior to December 31, 2000, Tenant shall be permitted to utilize such savings towards other improvement work in the Premises, provided that such work is subject to the prior written approval of Landlord ("Additional Improvements"). Tenant acknowledges that any such excess funds shall be utilized by no later than December 31, 2000; thereafter, any remaining funds of the Landlord's Contribution shall inure to the benefit of Landlord and shall be considered forfeited by Tenant. It is understood that the Additional Improvements shall be done during Tenant's occupancy of Suite 1000. In this regard, Tenant agrees to assume any risk of injury, loss or damage which may result. Tenant further agrees that no rental abatement shall result while the Additional Improvements are completed in Suite 1000.

        B. The Completion Cost shall include all direct costs of Landlord in completing the Tenant Improvements, including but not limited to the following: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, (iii) costs of all materials incorporated into the work or used in connection with the work, and (iv) keying and signage costs. The Completion Cost shall also include an administrative/ supervision fee to be paid to Landlord in the amount of five percent (5%) of all such direct costs.

        C. Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord the amount of the Tenant's Contribution set forth in the approved Final Cost Estimate. In addition, if the actual Completion Cost of the Tenant Improvements is greater than the Final Cost Estimate because of modifications or extras not reflected on the approved working drawings, or because of Tenant


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           Delays,then Tenant shall pay to Landlord, within ten (10) days following submission of an invoice therefor, all such additional costs, including any additional architectural fee. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant's failure to pay rent under the Lease.

        D. After the Tenant Improvements to Suite 1000 are substantially completed (excepting punch list items) and prior to the Commencement Date for Suite 1000, Landlord shall cause Landlord's contractor to inspect Suite 1000 with the Tenant's representative and complete a punch list of unfinished or incorrect items of the Tenant Improvements. Authorized representatives for the Landlord and Tenant shall execute said punch list to indicate their approval thereof. The items listed on such punch list shall be completed by Landlord within thirty (30) days after the approval of such punch list or as soon thereafter as reasonably practicable.

        E. The following costs shall be borne solely by Landlord (and Landlord's Contribution shall not be used to pay for the same): (1) attorneys' fees and costs incurred in connection with the negotiation of construction contracts and architectural agreements or the resolution of any disputes concerning construction, (2) premiums for any bonds obtained in connection with the construction, (3) costs associated with financing the construction costs, (4) costs incurred due to Landlord's or Landlord's employees', agents' or contractors' delay, negligence or willful misconduct, (5) penalties and late charges attributable to the failure of Landlord or Landlord's employees, agents or contractors to pay construction costs.